Exhibit 17.1



                          RESIGNATION OF DONALD SPRQAT
                          ----------------------------

To:   Telzuit Medical Technologies, Inc. (the "Corporation"); and

      Telzuit  Technologies,  LLC  (the  "LLC").

I, Donald Sproat, hereby tender my resignation and do hereby resign, effective immediately, from each and all positions with the Corporation, including that of Chairman, President, Chief Executive Officer, Chief Financial Officer and Member of the Board of Directors of the Corporation.


I, Donald Sproat, hereby tender my resignation and do hereby resign, effective immediately, from each and all positions with the LLC, including that of Director and as an Officer and/or Manager of the LLC.

My resignation as an Officer and Director of the Corporation is for personal reasons and is not due to any disagreements with the Corporation on matters relating to its operations, policies and practices.

My resignation as a Director and as an Officer and/or Manager of the LLC is for personal reasons and is not due to any disagreements with the LLC on matters relating to its operations, policies and practices.


Dated: March 14, 2006


/s/ Donald Sproat
-----------------
Donald Sproat

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